                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/ /  Preliminary Proxy Statement         / /  Confidential. For Use of the
                                              Commission Only
                                           (as permitted by Rule 14a-6 (e) (2)).

/X/  Definitive Proxy Statement

/ /  Definitive Additional Materials

/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             Summit Technology Inc.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act
          Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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

                            SUMMIT TECHNOLOGY, INC.
                                21 HICKORY DRIVE
                               WALTHAM, MA 02154

Dear Shareholder:

     It is a pleasure to invite you to your Company's 1996 Annual Meeting in Boston, Massachusetts, on Wednesday, May 29, beginning at 9:00 a.m. local time, at the Omni Parker House Hotel, 60 School Street, Boston. This will be Summit Technology's eighth Annual Meeting of Shareholders and it marks a time of important transition for the Company and its investors. I hope that those who find the time and place convenient will attend the meeting.

     Whether you own a few or many shares of stock and whether or not you plan to attend in person, it is important that your shares be voted on matters that come before the meeting. I urge you to specify your choices by marking the enclosed proxy card and returning it promptly. If you sign and return your proxy card without specifying your choices, it will be understood that you wish to have your shares voted in accordance with the directors' recommendations.

     Thank you for your interest.

                                          Sincerely,

                                          /s/ David F. Muller, Ph.D.

                                          DAVID F. MULLER, PH.D.
                                          President and Chairman

                            SUMMIT TECHNOLOGY, INC.
                                21 HICKORY DRIVE
                               WALTHAM, MA 02154

                      NOTICE OF SPECIAL MEETING IN LIEU OF
                      1996 ANNUAL MEETING OF STOCKHOLDERS

     A Special Meeting in Lieu of 1996 Annual Meeting of Stockholders ("Meeting") of Summit Technology, Inc. ("Company") will be held at the Omni Parker House Hotel, 60 School Street, Boston, Massachusetts, on May 29, 1996 at 9:00 A.M. to consider and act upon the following matters:

     1. To elect two directors to serve for three-year terms;

     2. To transact such other business as may properly come before the Meeting or any adjournment or adjournments of the Meeting.

     Stockholders of record at the close of business on April 1, 1996 are entitled to receive notice of and to vote at the Meeting.

     All stockholders are cordially invited to attend the Meeting.

                                          By Order of the Board of Directors

                                          /s/ Peter E. Litman

                                          PETER E. LITMAN, Clerk

April 12, 1996

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE THAT YOUR SHARES ARE REPRESENTED AND VOTED AT THE MEETING. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                            SUMMIT TECHNOLOGY, INC.
                                21 HICKORY DRIVE
                               WALTHAM, MA 02154

                 PROXY STATEMENT FOR SPECIAL MEETING IN LIEU OF
                      1996 ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 29, 1996

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Summit Technology, Inc. ("Company") for use at the Special Meeting in Lieu of 1996 Annual Meeting of Stockholders ("Meeting") to be held on May 29, 1996 and at any adjournments thereof. Each signed and returned proxy will be voted in accordance with the instructions, if any, of the stockholder(s) executing such proxy. If a stockholder attends the Meeting and votes in person, his or her proxy will not be counted. A signed proxy may be revoked at any time before it is exercised in person or by giving written notice of revocation to the Clerk of the Company at the above address.

     The Board of Directors (hereinafter sometimes referred to as the "Board") has fixed April 1, 1996 as the record date for determining the stockholders entitled to vote at the Meeting. On that date there were 29,253,689 shares of common stock, $.01 par value ("Common Stock"), of the Company issued, of which 29,253,689 were outstanding and entitled to vote. Each share of Common Stock is entitled to one vote.

     This Proxy Statement and the accompanying proxy card and Annual Report are being mailed to stockholders on or about April 12, 1996.

                              PROPOSAL NUMBER ONE
                             ELECTION OF DIRECTORS

     The Company's Articles of Organization and By-Laws fix the number of directors at five and provide for the election of directors to staggered, three-year terms. Two directors will be elected at this Meeting for a term ending at the 1999 annual meeting of stockholders (and until his successor is elected and qualified). The Board has nominated David F. Muller and John A. Norris for re-election as directors.

     Unless otherwise instructed, the persons named in the proxy will vote to elect such nominees as directors. Although the Board does not contemplate that the nominees will be unavailable to serve as directors, if for some reason any nominee is unable to serve, the enclosed proxy will be voted for such substituted nominee(s), if any, as may be designated by the Board. In no event will the proxy be voted for more than two directors.

     The following information summarizes the recent business experience and qualifications of the nominees:

          Dr. Muller co-founded the Company in 1985 and has been its President, Chief Executive Officer and Chairman of the Board since its inception. Prior to founding the Company, Dr. Muller was a founder of ExciMed Technologies, a joint venture acquired by the Company. From 1983 to 1985, Dr. Muller was a product manager for Lambda Physik of Acton, Massachusetts, where he was responsible for development of excimer laser products and marketing strategies. Dr. Muller received an A.B. in chemistry and physics from Boston University, a Ph.D. in physical chemistry from Cornell University and an M.B.A. from the Wharton School.

          Mr. Norris was elected to the Board in May 1990 and was re-elected in 1993. Since February, 1994, Mr. Norris has served as President of John A. Norris, Esquire, P.C. a health care law, public policy and management consulting firm founded in February, 1994. Mr. Norris was President and Chief Executive

     Officer of National Pharmaceutical Council, Inc., an educational resource for research-based pharmaceutical companies, from April 1995 to March 1996. From June 1988 through February 1994, he was executive vice president of Hill and Knowlton, Inc., a consulting and public relations firm, and served as the worldwide director of its Health Sciences Consulting Group. Prior to joining Hill and Knowlton in 1988, Mr. Norris served as deputy commissioner and chief operating officer of the FDA from 1985 to 1988, where his main responsibility was overseeing the operations of the FDA. Mr. Norris has taught healthcare policy at Harvard University since 1988. Mr. Norris currently serves as a director of Cytologies, Inc., Horus Inc. and National Applied Sciences, Inc.

     The re-election of Messrs. Muller and Norris requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to notice of and to vote at the Meeting. See "Voting Procedures" for a discussion of the method by which votes, including abstentions and broker non-votes, will be tabulated.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RE-ELECTION OF MESSRS. MULLER AND NORRIS AS DIRECTORS.

                            OWNERSHIP OF SECURITIES

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock on February 28, 1996, (i) by each person who is known by the Company to own beneficially more than five percent (5%) of the outstanding shares of the Company's Common Stock, (ii) by each of the Company's directors, (iii) by the Company's Chief Executive Officer, (iv) by each of the four highest paid executive officers who earned over $100,000 in 1995, (v) by up to two additional individuals who would have qualified as an officer pursuant to item (iv) but for the fact that such individuals were not serving as executive officers as of December 31, 1995 and (vi) by all directors and executive officers as a group.

                                                                     SHARES            PERCENT
                                                                  BENEFICIALLY       BENEFICIALLY
    BENEFICIAL OWNER                                                OWNED(1)           OWNED(2)
    ----------------                                              ------------       ------------
    David F. Muller.............................................  1,726,457(3)           5.82%
    Jeffrey A. Bernfeld.........................................     10,100(4)            *
    Richard F. Miller...........................................        500(5)            *
    John A. Norris..............................................     14,708(6)            *
    Richard M. Traskos..........................................     18,079(7)            *
    Rajiv Bhatt.................................................      4,050(8)            *
    Ray H. Krauss...............................................     15,603(9)            *
    Peter E. Litman.............................................     44,416(10)           *
    John Frantzis...............................................        399(11)           *
    All Executive Officers and Directors as a
      Group (14 persons)(3)(4)(5)(6)(7)(8)(9)(11)...............                         6.57%

- ---------------
  *  Less than 1% of the outstanding Common Stock

 (1) Except as otherwise noted, the Company believes that the persons named in the table have sole voting and investment power with respect to the shares of Common Stock set forth opposite such persons' name. Amounts shown include the shares issuable pursuant to stock options which may be exercised within 60 days of February 28, 1996.

 (2) Determined on the basis of 29,239,609 shares outstanding, except that shares underlying options exercisable within 60 days of February 28, 1996 are deemed outstanding for calculating the percentage owned by holders thereof.

 (3) Does not include options to purchase 24,000 shares of Common Stock at $16.17 per share, which are not exercisable within 60 days of February 28, 1996, and includes options to purchase 416,550 shares, which are presently exercisable, and 696 shares held in the Company's 401(k) plan.

 (4) Does not include options to purchase 1,500 shares of Common Stock at $25.31 per share, which are not exercisable within 60 days of February 28, 1996 and includes options to purchase 9,000 shares, which are presently exercisable.

 (5) Does not include options to purchase 1,500 shares of Common Stock at $25.31 per share, which are not exercisable within 60 days of February 28, 1996 and includes options to purchase 500 shares which are currently exercisable.

 (6) Does not include options to purchase 1,500 shares of Common Stock at $25.31 per share, which are not exercisable within 60 days of February 28, 1996 and includes options to purchase 9,000 shares which are currently exercisable.

 (7) Does not include options to purchase 1,500 shares of Common Stock at $25.31 per share, which are not exercisable within 60 days of February 28, 1996 and includes options to purchase 9,000 shares, which are presently exercisable. Includes 1,050 shares owned by Mr. Traskos' wife as to which Mr. Traskos disclaims beneficial ownership.

 (8) Does not include options to purchase 48,000 shares of Common Stock at $18.00 per share, which are not exercisable within 60 days of February 28, 1996, and includes options to purchase 4,050 shares, which are presently exercisable.

 (9) Does not include options to purchase 8,616 shares of Common Stock at $12.42 per share and options to purchase 15,384 shares of Common Stock at $13.00 per share, which are not exercisable within 60 days of February 28, 1996, and includes options to purchase 15,384 shares, which are presently exercisable, and 219 shares held in the Company's 401(k) plan.

(10) Does not include options to purchase 18,000 shares of Common Stock at $14.50 per share and options to purchase 6,000 shares of Common Stock at $18.83, which are not exercisable within 60 days of February 28, 1996, and includes options to purchase 43,873 shares, which are presently exercisable, and 543 shares held in the Company's 401(k) plan.

(11) Does not include options to purchase 12,264 shares of Common Stock at $19.50 per share, options to purchase 602 shares of Common Stock at $19.17 and options to purchase 286 shares at $16.83 per share, which are not exercisable within 60 days of February 28, 1996, and includes 399 shares held in the Company's 401(k) plan.

                        DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information concerning the executive officers and directors of the Company.

                      NAME                     AGE                     POSITION
                      ----                     ---                     --------
    David F. Muller..........................  47      President, Chief Executive Officer and
                                                       Chairman of the Board
    Howard P. Apple..........................  55      Vice President, Research and Development
    Rajiv P. Bhatt...........................  38      Executive Vice President, Treasurer and
                                                       Chief Financial Officer
    Kimberley A. Doney.......................  38      Executive Vice President, Quality,
                                                       Regulatory and Clinical Affairs
    John G. Frantzis.........................  40      Vice President, Sales
    Ronald Herskowitz........................  41      Executive Vice President, Professional
                                                       Business Development
    Peter J. Klopotek........................  42      Vice President, Science and Technology
    Ray H. Krauss............................  46      Executive Vice President and Chief of
                                                       Operations
    Peter E. Litman..........................  44      Executive Vice President and General
                                                       Counsel
    Jeffrey A. Bernfeld(2)...................  38      Director
    Richard F. Miller(1).....................  44      Director
    John A. Norris...........................  49      Director
    Richard M. Traskos(1,2)..................  48      Director

[FN]
- ---------------
(1) Audit Committee
(2) Compensation Committee

     Dr. Apple joined the Company in March 1994 from Critikon, a Johnson & Johnson company, where he served for eleven years, most recently as research fellow and prior to that as director of research and development and business development director. Critikon develops and manufactures critical care instrumentation and devices. Dr. Apple holds a Ph.D. and an M.S. in biomedical engineering and electrical engineering from Case Western Reserve University, an M.B.A. from Columbia University and a B.A. in physics/math from Carleton College.

     Mr. Bhatt joined the Company in September 1994. Prior to Summit, Mr. Bhatt was the Chief Financial Officer and a member of the Board of Directors of Carlisle Plastics, Inc., a diversified manufacturer of consumer plastic products. In this capacity, Mr. Bhatt was responsible for all financial and administrative functions. Mr. Bhatt holds an M.B.A. in corporate finance from the University of Michigan and a bachelor of commerce degree from the University of Bombay. Mr. Bhatt is a certified public accountant.

     Ms. Doney joined the Company in October 1989 as the Vice President of Regulatory and Clinical Affairs. Prior to joining the Company, Ms. Doney was a consultant for Endosonics, Inc., where she was responsible for preparation of marketing, educational and clinical investigation materials. From 1983 to 1989, Ms. Doney was employed by Trimedyne, Inc., a medical laser company, her last position being vice president of clinical affairs. Ms. Doney holds an M.B.A. from the University of Southern California and a B.A. from the University of California.

     Mr. Frantzis joined the Company in August 1990 as North American Sales Manager. Mr. Frantzis was promoted to the position of Worldwide Sales Manager in 1991, to Director of Sales in 1994 and to his current position as Vice President of Sales in January 1995. Prior to joining the Company, Mr. Frantzis was a regional manager for ADC Telecommunications, a manufacturer of central office switching and test equipment. Mr. Frantzis holds a Bachelor's degree in Business Administration from Washington & Jefferson College.

     Dr. Herskowitz joined the Company in September 1993 from Polymer Technology Corp., a wholly owned subsidiary of Bausch & Lomb. Polymer is a world leader in the development and sale of specialty contact lens materials and solutions. He was employed by Polymer from March 1986 until joining the Company, most recently as vice president, research and development and prior to that as vice president, technical affairs. Dr. Herskowitz holds a Doctor of Optometry degree from the Illinois College of Optometry and a B.A. in Chemistry from Knox College.

     Dr. Klopotek joined the Company in January 1987 as Manager of Laser Development. Dr. Klopotek was promoted to the position of Chief Scientist in 1990 and to Vice President, Science and Technology in October 1991. Prior to joining the Company, Dr. Klopotek was project manager at Lambda Physik GmbH in Gottingen, Germany from 1984 to 1986. Dr. Klopotek holds a Ph.D. in physics from the Max Planck Institute and an M.S. in electrical engineering.

     Mr. Krauss joined the Company in May 1992 from Iolab/SITE Microsurgical Systems, Inc., an ophthalmic equipment company and subsidiary of Johnson & Johnson, where he served as division vice president from December 1988 to May 1992. Mr. Krauss holds an M.B.A. and an M.S.E.E. from Case Western Reserve and a B.S.E.E. from Lehigh University.

     Mr. Litman joined the Company in September 1990. Prior to joining the Company, Mr. Litman was a partner for six years with the law firm of Goldstein & Manello, P.C., the Company's principal law firm. Mr. Litman served as outside legal counsel to the Company from August 1986 through August 1990. Mr. Litman received a J.D. from Columbia University School of Law and a B.A. from the University of Pennsylvania.

     Mr. Miller was elected to the Board in June 1988 and was re-elected in 1994 for a three year term expiring in 1997. Since August, 1994, Mr. Miller has served as an investment executive with First Albany Corporation, a financial services firm. From 1991 through August, 1994 Mr. Miller was a private investor, and prior to that was an investment banker employed by Tucker, Anthony & R.L. Day, Inc., from 1979 to 1991, where he last held the position of first vice president.

     Mr. Traskos was elected to the Board in March, 1987 and was re-elected in 1995 for a three year term expiring in 1998. Since March 1993, Mr. Traskos has served as vice president of Arthur A. Watson & Company, Inc., a business insurance brokerage firm located in Wethersfield, Connecticut. Previously, Mr. Traskos served as a director and senior vice president of Allen, Russell & Allen, Inc., a business insurance brokerage and consulting firm. Mr. Traskos is a licensed insurance broker and certified insurance consultant.

     Mr. Bernfeld was elected to the Board in October, 1988 and was re-elected in 1995 for a three year term expiring in 1998. Mr. Bernfeld is vice president and general counsel of American Science and Engineering, a manufacturer of x-ray based detection equipment. Mr. Bernfeld was vice president and general counsel of Spire Corporation, a publicly held company specializing in biomaterials, optoelectronics and energy technologies from June 1992 to February 1996. From 1991 through June, 1992, Mr. Bernfeld was a principal of the consulting firm Global Solutions, Inc. and from 1988 to 1990 Mr. Bernfeld was vice president and general counsel of the Mediplex Group, Inc. Prior to joining Mediplex, Mr. Bernfeld was a partner with the law firm of Goldstein & Manello, P.C., the Company's principal law firm.

     Director Liability. The Company's Articles of Organization provide that directors are not liable to the Company or its shareholders for monetary damages for breach of fiduciary duty except for: (a) any breach of the director's duty of loyalty to the Company or its shareholders, (b) acts or omissions not in good faith or that involve intentional misconduct or knowing violations of law, (c) under the Massachusetts Business Corporation Law, provisions imposing joint and several liability for improper distributions to shareholders or loans to officers or directors, (d) transactions from which a director derived an improper personal benefit, or (e) for any act or omission occurring prior to the effective date of such provision.

     Indemnification of Directors and Officers. The Company's By-Laws require the Company to indemnify all officers, directors, employees and agents of the Company against all liabilities and expenses they may incur on account of all actions threatened or brought against them by reason of their services to the Company. No indemnification is provided for any person with respect to any matter as to which such person has been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the Company.

     The Company maintains a director's and officer's liability insurance policy in the aggregate amount of $3,000,000 on behalf of its directors and officers. The insurance policy expires on October 28, 1996, unless renewed or earlier terminated.

                      OTHER TRANSACTIONS AND RELATIONSHIPS

     On January 14, 1991, the Company loaned $405,490 to David F. Muller, the Company's Chairman of the Board, President and Chief Executive Officer at an annual interest rate of 7.25%, which was more than 1% over the rate the Company was earning on its invested cash at the time of the loan. The loan is repayable on demand. As of March 31, 1996, $275,000 of principal remained outstanding on the loan. The largest amount of principal outstanding during the fiscal year ended December 31, 1995 was $350,000. In addition during the fiscal year ended December 31, 1995, Douglas Adams, the Company's former Vice President, Sales and Marketing and Kimberly Doney, the Company's Executive Vice President, Quality, Regulatory and Clinical Affairs repaid in full loan balances of $100,000, and $204,750, respectively.

     See "Compensation Committee Interlocks and Insider Participation" for information regarding transactions between the Company and a firm with which Mr. Traskos is affiliated.

           COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT OF 1934

     Section 16 of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1995, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with, except that one report covering one transaction was filed late by each of Messrs. Muller, Miller and Norris.

                           INFORMATION CONCERNING THE
                     BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors of the Company held 3 meetings and acted by unanimous consent 5 times during 1995. Each director then serving attended more than 75% of such Board meetings and meetings of all committees of the Board on which he served.

     The Company has a standing Audit Committee of the Board of Directors, which provides the opportunity for direct contact between the Company's independent public auditors and the Board. The Audit Committee met 2 times during 1995 to review the financial results for 1994, to review the audit plan for 1995 to review the adequacy of financial statement disclosures, to discuss the Company's internal control policies and procedures and to consider and recommend the selection of the Company's independent auditors. The current Audit Committee members are Messrs. Miller and Traskos.

     The Company also has a standing Compensation Committee of the Board of Directors, which provides recommendations to the Board regarding compensation programs of the Company and administers the Company's 1987 Stock Option Plan and the 1991 Employee Stock Purchase Plan, including making recommendations regarding issuance of stock options and shares of Common Stock to employees. The Compensation Committee met once in 1995 and once in 1996. The current Compensation Committee members are Messrs. Bernfeld and Traskos. Members of the Compensation Committee may not be granted options under any of the Company's plans during the one year period prior to serving on the Committee and during their tenure on the Committee, except that members of the Committee who are otherwise eligible to participate in the 1992 Stock Option Plan For Outside Directors may receive grants of options under such Plan.

     The Company does not have a Nominating Committee.

                             EXECUTIVE COMPENSATION

     The following table shows for the fiscal years ended December 31, 1995, 1994 and 1993 compensation paid or accrued by the Company to those persons who were at December 31, 1995 (i) the Company's Chief Executive Officer, (ii) the four other most highly compensated executive officers of the Company who were serving as executive officers as of December 31, 1995 and (iii) up to two additional individuals who would have qualified as an officer pursuant to item
(ii) but for the fact that such individuals were not serving as executive officers as of December 31, 1995:

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                                   ANNUAL COMPENSATION             COMPENSATION
                                            ----------------------------------     ------------
                                                                     OTHER          SECURITIES
           NAME AND                                                  ANNUAL         UNDERLYING       ALL OTHER
           PRINCIPAL             FISCAL      SALARY     BONUS     COMPENSATION       OPTIONS/       COMPENSATION
           POSITION               YEAR        ($)        ($)          ($)           SAR'S (#)          ($)(1)
           ---------             ------     --------    ------    ------------     ------------     ------------
David F. Muller................   1995       216,346    29,138(2)     6,600(3)             --           3,485
  President, CEO and              1994       200,172        --        6,600(3)        450,000(4)        4,375
  Chairman of the Board           1993       191,348    20,000           --                --           4,069
Rajiv Bhatt....................   1995       165,788    21,363(2)        --                --             138
  Executive Vice President        1994        62,269        --           --            61,500(5)           36
  and Chief Financial Officer                                                          25,000(5)
Ray H. Krauss..................   1995       158,568    12,290(2)        --                --           3,411
  Executive Vice President        1994       154,121     3,500           --             3,000(6)        3,605
  and Chief of Operations         1993       148,041    15,000       15,368            30,765(6)          322
Peter E. Litman................   1995       157,737    19,814(2)        --                --           3,230
  Executive Vice President        1994       148,031     3,500           --             7,500(7)        3,092
  and General Counsel                                                                   5,000(7)
                                  1993       140,084    15,000           --            30,000(7)        2,996
                                                                                       10,000(7)
John Frantzis..................   1995       129,838    21,825(2)     6,000(3)         18,000(8)        2,277
  Vice President, Sales           1994       125,300        --           --               903(8)        1,288
                                  1993       124,744        --           --               859(8)        1,747

     The Company issued a dividend of one share of the Company's Common Stock for every two shares of outstanding Common Stock paid to shareholders on December 1, 1995. All share amounts have been restated to reflect this dividend. [FN]
- ---------------
(1) Includes the following Company contributions to its 401(k) plan and premiums on group term life insurance:

                    401(K)           TERM LIFE
  OFFICER       CONTRIBUTION($)     PREMIUMS($)
- ------------    ---------------     -----------
Muller               3,000              485
Bhatt                   --              138
Krauss               3,000              411
Litman               3,000              230
Frantzis             2,188               89

(2) Bonus received in the form of stock options to purchase shares of Company Stock and is deemed annual compensation and is, therefore, not included as long-term compensation. The amounts are calculated based on the excess of the fair market value of the Company Stock over the option price at the date of grant. The amount included for Mr. Frantzis includes a $15,000 1994 cash bonus received in 1995.

(3) Represents taxable fringe benefit for automobile expense.

(4) During the year ended December 31, 1994, Dr. Muller received options to purchase 450,000 shares of Common Stock of Refractive Centers International, Inc. ("RCII"), a wholly-owned subsidiary of the Company.

(5) Mr. Bhatt commenced employment in September of 1994. During the year ended December 31, 1994, Mr. Bhatt received options to purchase 61,500 shares and 25,000 shares of Company Stock and Common Stock of RCII, respectively.

(6) During the year ended December 31, 1994, Mr. Krauss received options to purchase 3,000 shares of Common Stock of RCII. During the year ended December 31, 1993, Mr. Krauss received options to purchase 30,765 shares of Company stock.

(7) During the years ended December 31, 1994 and 1993, Mr. Litman received options to purchase 7,500 and 30,000 shares of Company Stock, respectively. During the years ended December 31, 1994 and 1993, Mr. Litman also received options to purchase 5,000 and 10,000 shares of Common Stock of RCII, respectively.

(8) During the years ended December 31, 1995, 1994 and 1993, Mr. Frantzis received options to purchase 18,000, 903 and 859 shares of Company Stock, respectively.

     The following tables show, as to the executive officers named in the Summary Compensation Table, information as to options granted and exercised during the fiscal year ended December 31, 1995:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                  POTENTIAL
                                                                             REALIZABLE VALUE AT
                                                                               ASSUMED ANNUAL
                        NUMBER OF     % OF TOTAL                               RATES OF STOCK      MARKET
                       SECURITIES    OPTIONS/SAR'S                           PRICE APPRECIATION   PRICE ON
                       UNDERLYING     GRANTED TO    EXERCISE OR                FOR OPTION TERM     DATE OF
                      OPTIONS/SAR'S  EMPLOYEES IN   BASE PRICE   EXPIRATION  -------------------    GRANT
        NAME          GRANTED(#)(1)   FISCAL YEAR    ($/SHARE)      DATE      5%($)      10%($)   ($/SHARE)
        ----          -------------  -------------  -----------  ----------  -------     -------  ---------
David F. Muller......      5,550          5.63         20.00      10/09/05   117,269     252,481    25.25
Rajiv Bhatt..........      4,050          4.10         20.00      10/09/05    85,575     184,243    25.25
Ray H. Krauss........      2,341          2.37         20.00      10/09/05    49,464     106,497    25.25
Peter E. Litman......      3,774          3.82         20.00      10/09/05    79,743     171,687    25.25
John Frantzis........     18,000         18.24         19.50      01/05/05   220,742     559,403    19.50
                           1,300          1.32         20.00      10/09/05    27,468      59,140    25.25

[FN]
- ---------------
(1) Generally, an employee may exercise an option only while employed by the Company or within three (3) months of termination of employment. All options vested on grant date, except the 18,000 options granted to Mr. Frantzis that vest 20% per year commencing on the first anniversary of the date of grant. All options are to purchase shares of Company Stock. The amounts include options granted as 1995 non-cash bonus compensation.

     The Company issued a dividend of one share of the Company's Common Stock for every two shares of outstanding Common Stock paid to shareholders on December 1, 1995. All share amounts have been restated to reflect this dividend.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                     NUMBER OF SECURITIES
                                                          UNDERLYING            VALUE OF UNEXERCISED
                                                          UNEXERCISED               IN-THE-MONEY
                                                       OPTIONS/SAR'S AT           OPTIONS/SAR'S AT
                          SHARES                          FY-END (#)                 FY-END ($)
                        ACQUIRED ON      VALUE       ---------------------     ----------------------
                         EXERCISE       REALIZED         EXERCISABLE/               EXERCISABLE/
            NAME            (#)          ($)(1)          UNEXERCISABLE             UNEXERCISABLE
            ----        -----------     --------         -------------             -------------
    David F. Muller.....    --             --          416,550/ 24,000(2)      12,240,443/421,920(2)
                            --             --          150,000/300,000(3)               -/-      (3)
    Rajiv Bhatt.........   13,500        268,995         4,050/ 48,000(2)          55,688/756,000(2)
                            --             --            5,000/ 20,000(3)               -/-      (3)
    Ray H. Krauss.......   22,957        476,881        15,384/ 24,000(2)         319,218/502,997(2)
                            --             --              600/  2,400(3)               -/-      (3)
    Peter E. Litman.....   15,000        357,600        48,873/ 24,000(2)       1,186,471/436,020(2)
                            --             --            5,000/ 10,000(3)               -/-      (3)
    John Frantzis.......    6,750        135,171         2,023/ 19,189(2)          30,207/274,505(2)

- ---------------
(1) Represents the excess of the fair market value of the Company Stock over the option price at the date of exercise.

(2) Options to purchase shares of Common Stock of the Company.

(3) Options to purchase shares of Common Stock of RCII. The Company believes that the exercise price of these options is at or above fair market value; therefore, the options are not in-the-money.

     Compensation Of Directors. The Company currently pays $2,000 per year to its outside directors for their services as directors and $1,000 per year per committee to each outside director for serving on Board committees. The Company also pays each outside director $2000 for each Board meeting attended, and $500 for each committee meeting attended.

     In addition, the Company's outside directors (the "Participants") are eligible to participate in the 1992 Stock Option Plan For Outside Directors Plan, which constitutes a "formula plan" for purposes of Section 16b-3 promulgated under the Securities Exchange Act of 1934. Pursuant to this Plan, each Participant has been granted as of February 28, 1996, options to purchase 42,000 shares of Common Stock (at prices ranging from $10.5 to $25.31 per share). Provided that a Participant remains a director of the Company, he will be granted two additional options to acquire 3,000 shares of Common Stock on each of January 1, 1997 and January 1, 2000 at 100% of market value. The Company issued a dividend of one share of the Company's Common Stock for every two shares of outstanding Common Stock paid to shareholders on December 1, 1995. All share amounts have been restated to reflect this dividend.

     Employment Agreements. As of January 1, 1993, the Company entered into a three-year employment agreement with David F. Muller, Chairman of the Board, President and Chief Executive Officer, which expired on December 31, 1995. The Company has no employment agreements with any of its employees.

     Compensation Committee Interlocks and Insider Participation. The Compensation Committee of the Board of Directors consists of Mr. Traskos and Mr. Bernfeld. Arthur A. Watson & Company, Inc., a firm with which Mr. Traskos is affiliated, currently serves as one of the Company's insurance brokers. The aggregate premiums paid for insurance placed by Arthur A. Watson on behalf of the Company in 1995 amounted to approximately $485,000. The Company anticipates an increase in premiums paid for insurance placed by Arthur A. Watson & Company, Inc. on its behalf during the fiscal year ending December 31, 1996 due to an increase in coverage required for its U.S. vision correction centers. The Company believes that all transactions with Arthur A. Watson & Company, Inc. are on terms no less favorable than those available from other companies.

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1993, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Report of the Compensation Committee and the Performance Graph shall not be incorporated by reference into any such filings.

                      REPORT OF THE COMPENSATION COMMITTEE

     The primary goals of the 1995 executive compensation program established and administered by the Compensation Committee are to attract, retain and recognize the achievements of superior executives, and to compensate these executives in a manner that will both recognize their individual performance and align their interests with the interests of the Company's stockholders, as measured principally by stock performance. At the current stage of the Company's development, the Compensation Committee also strives to administer the compensation program to conserve cash resources of the Company to the extent possible.

     General Policies. For 1995, the executive compensation program consists of three principal components: base salary, cash bonus and stock options. The level and mix of each of these components is determined on a case by case basis without reference to specific criteria or formulas.

     Base Salary. In setting the base salary of each executive, the Compensation Committee takes into account the following factors: (i) the executive's individual performance and contribution to the management team; (ii) the performance of the Company over the evaluation period by reference to the Company's stock value and its progress towards its goals of obtaining regulatory approvals for sale of its products in the United States and achieving market acceptance of procedures performed with its products; and (iii) base salaries of executives in comparable positions in comparable companies. The Committee considers salaries of executives in other companies for the purpose of determining what it believes to be the minimum base salary necessary to recruit a superior executive, and then to retain such executive. The Committee intends to target base salary levels of the Company's executive officers to the low end of the range of such comparable companies in keeping with the objective of conserving cash resources to the extent possible. In setting base salary, the Committee takes into account all components of an executive officer's compensation package, believing that the Company's overall compensation packages places the Company's executive officers in the middle of the range of comparable companies. The companies considered comparable by the Compensation Committee are not necessarily those represented in the peer group used by the Company in preparing its Performance Graph, but rather are companies of a comparable size, stage of development and industry located in the New England area, as well as its primary competitor in the United States. In determining base salary, the Committee reviews the foregoing factors as they relate to each executive individually and applies each factor subjectively, without reference to specific criteria. The Committee does not weigh any one factor more or less heavily than any other and considers the input of the Chief Executive Officer and several senior executives in reaching its determinations.

     Cash and Non-Cash Bonuses. Cash and non-cash bonuses are awarded to individual executives principally as a mechanism to recognize and reward the executive's role in achieving short-term performance objectives of the Company. The Committee has not established specific, quantitative measures for awarding cash and non-cash bonuses, but rather awards such bonuses in such amounts as individual achievements warrant, based on subjective criteria and the recommendations of the Chief Executive Officer.

     Stock Options. The Compensation Committee views grants of stock options as a major component of an executive's compensation, believing that the grant of options aligns the interests of the executives with the interests of the stockholders by providing a direct correlation between an increase in the value of the Company's stock and executive compensation and that this method of compensation allows the Company to conserve cash resources. The Compensation Committee's present intention is to make substantial stock option grants to executives every three years, although options may be granted in each year to achieve an overall compensation package deemed appropriate by the Committee. The Committee has also granted to certain executive officers options to purchase stock of the Company's clinic subsidiary, Refractive Centers International, Inc., to reward individual efforts in developing that aspect of the Company's business.

     In determining the size of a stock option award for an individual executive officer, the Committee considers the same factors used for determining base salary and applies each factor subjectively, without reference to specific criteria. The Committee does not weigh any one factor more or less heavily than any other and considers the input of the Chief Executive Officer, several senior executives and the Company's Human Resources staff in reaching its determinations. The size of previous option grants are not an important factor in determining current awards. Options are typically exercisable at the market price on the date of the grant, except in the case of recruitment packages, which sometimes include options at below market price. The Company has not yet adopted a policy with respect to the million dollar cap on deduction of executive compensation.

     Compensation of the Chief Executive Officer. The compensation of the Company's President and Chief Executive Officer, David F. Muller, is determined according to the factors and in the manner discussed above. In determining Dr. Muller's compensation for the current year, the Committee primarily considered the performance of the Company's stock value and the Company's progress towards the goal of obtaining required regulatory approvals in the United States. Although Dr. Muller had an employment contract in 1995, his base salary, bonus and stock options are determined on an annual basis by the Compensation Committee. The Committee believes that Dr. Muller's base salary for the most recent fiscal year was at the low end of base salaries for chief executive officers of its primary competitor and of comparable companies. The Compensation Committee's intention is to provide Dr. Muller with a strong overall compensation package. While Dr. Muller's compensation package is not based on literal formulas or specific targets, the Compensation Committee has crafted a package which, in its view, based on subjective considerations, reflects the short-term and long-term performance of the Company.

     The Compensation Committee is composed of the two individuals whose names appear below, both of whom are independent directors of the Company. The Compensation Committee has the power and authority to administer all components of the Company's compensation program for executive officers of the Company.

                                          Compensation Committee

                                            Jeffrey A. Bernfeld
                                            Richard M. Traskos

April 12, 1996

                               PERFORMANCE GRAPH

     The following Performance Graph assumes an investment of $100 on December 31, 1990 and compares annual percentage changes thereafter in the market price of the Company's Common Stock with a market index of U.S. NASDAQ traded securities (NASDAQ Market Index -- U.S.) and an industry index (Dow Jones Medical and Biological Technology Index). The Company paid no dividends during the periods shown; the performance of the indices is shown on an actual return (dividend reinvestment) basis. The graph lines merely connect year-end dates and do not reflect fluctuations between those dates.

                                                                   Dow Jones
                                                                   Medical &
                                    Summit                        Biolo gical
      Measurement Period          Technology,    NASDAQ Stock     Technology
    (Fiscal Year Covered)            Inc.        Market - U.S.       Index
1990                                 100             100             100
1991                                 213             160             243
1992                                 236             187             210
1993                                 166             213             183
1994                                 224             208             209
1995                                 401             302             358

                             SELECTION OF AUDITORS

     The Company has selected KPMG Peat Marwick LLP ("Peat Marwick"), independent certified public accountants, to act as its auditors and to audit the financial statements of the Company and its subsidiaries for the year ending December 31, 1996. Peat Marwick performed the audit of the Company's financial statements for 1995.

     Representatives of Peat Marwick have been invited to the Annual Meeting and are expected to be present at the Meeting. They will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from stockholders.

                               VOTING PROCEDURES

     The holders of a majority of the shares of outstanding Common Stock entitled to vote at the Meeting shall constitute a quorum for the transaction of business at the Meeting. Shares of Common Stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether or not a quorum is present at the Meeting. Shares of Common Stock which are not voted, including "broker non-votes" (i.e., shares held by a broker or nominee for a beneficial holder as to which the broker or nominee does not have discretionary voting power and does not receive voting instructions from the beneficial owner) will not be counted for purposes of determining whether or not a quorum is present.

     The affirmative vote of a majority of the shares of outstanding Common Stock entitled to vote at the Meeting is required for the election of the nominees for Director (Proposal 1). Abstentions and broker non-votes will not be counted as affirmative votes for purposes of obtaining the required approvals with respect to these Proposals and will have the effect of a vote against such Proposals.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters that may come before the Meeting. If any other matters should properly come before the Meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on such matters. Such discretionary authority is conferred by the proxy.

     All costs of this solicitation, which is being made principally by mail, will be borne by the Company. Solicitation of proxies may be supplemented by telephone or personal contacts by the Company's directors, officers and employees without additional compensation. Brokers will be requested to forward proxy soliciting material to the beneficial owners of the stock held in such brokers' names, and the Company will reimburse them for their expenses incurred in complying with the Company's request.

                             STOCKHOLDER PROPOSALS

     In order to be considered for presentation at the 1997 Annual Meeting of Stockholders, and to be included in the proxy statement and form of proxy for that meeting, stockholder proposals must be received by the Company at its corporate offices in Waltham, Massachusetts, no later than December 14, 1996.

                                          By Order of the Board of Directors

                                          PETER E. LITMAN, Clerk

April 12, 1996

PROXY
                            SUMMIT TECHNOLOGY, INC.

              PROXY FOR SPECIAL MEETING IN LIEU OF ANNUAL MEETING
                          OF STOCKHOLDERS MAY 29, 1996

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned appoints David F. Muller and Peter E. Litman, and either one of them, proxies of the undersigned, with power of substitution, to act for and to vote all shares of Summit Technology, Inc. common stock owned by the undersigned upon the matters set forth in the Notice of said Meeting and the related Proxy Statement, at the Special Meeting in Lieu of the Annual Meeting of Stockholders to be held at the Omni Parker House Hotel, 60 School Street, Boston, Massachusetts, at 9:00 a.m. on May 29, 1996, and any adjournments thereof. The proxies, and either one of them, are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting, or any adjournments thereof.

    This proxy is solicited on behalf of the Board of Directors.

1.  Election of Directors:
    NOMINEES:  David F. Muller, John A. Norris

    / / FOR all nominees

   INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

- ------------------------------------------------------------------------------

   Your shares will be voted for each of these proposals unless you withhold authority where indicated.

Check here for address change / / and write new address on the reverse side of this proxy.






PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.


                                 Dated: ___________________________, 1996


                                 ___________________________________ L.S.


                                 ___________________________________ L.S.

                                (Note: Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. Fiduciaries and corporate officers should indicate their full titles.)